EXHIBIT 12


Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges

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                                                                                    Six months ended
                                                                                        June 30,
(Dollars in millions)                                                             1999              1998
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $         53.1    $         50.1
    Fixed charges                                                                    66.3              66.8
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $        119.4    $        116.9
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $         64.5    $         64.7
    Preferred stock dividends                                                         1.8               2.1
                                                                           ------------------------------------
                                                                           $         66.3    $         66.8
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                       1.80              1.75
                                                                           ====================================


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